Exhibit 10.4
Execution Version
PIPELINE THROUGHPUT AGREEMENT
(Roadrunner)
     This Pipeline Throughput Agreement (this “Agreement”) is dated as of December 1, 2009, by and between Navajo Refining Company, L.L.C. (“Navajo Refining”) and Holly Energy Partners-Operating, L.P. (“HEP Operating”). Each of Navajo Refining and HEP Operating are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, pursuant to that certain LLC Interest Purchase Agreement (“Roadrunner Agreement”) dated as of December 1, 2009 by and among Navajo Pipeline Co., L.P., HEP Operating, and Holly (as defined below), HEP Operating acquired all of the outstanding membership interests of Roadrunner Pipeline, L.L.C. which owns all of the assets constituting that certain 16” crude oil pipeline extending approximately 65 miles from the Slaughter station to Lovington, New Mexico (the “Roadrunner Pipeline”); and
     WHEREAS, in connection with the closing of the transactions contemplated by the Roadrunner Agreement, Navajo Refining and HEP Operating desire to enter into this Agreement to, among other things, set forth the terms and conditions under which HEP Operating will provide certain transportation services for Navajo Refining on the Roadrunner Pipeline.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
     Section 1. Definitions
     Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
     “Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Navajo Refining, on the one hand, and HEP Operating, on the other hand, shall not be considered affiliates of each other.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under
Pipeline Throughput Agreement (Roadrunner)

any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Navajo Refining and HEP Operating, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “bpd” means barrels per day.
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” has the meaning set forth in Section 12(e).
     “Contract Quarter” means a three-month period that commences on January 1, April 1, July 1, or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.
     “Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids, gasoline, kerosene, ethanol, naphtha, gas oil, LEF (lube extraction feedstocks), diesel fuel or any other refined products.
     “Damaged Party” has the meaning set forth in Section 11(b).
     “Deficiency Notice” has the meaning set forth in Section 9(a).
     “Deficiency Payment” has the meaning set forth in Section 9(a).
     “DRA” has the meaning set forth in Section 2(d).
     “Effective Time” means 12:01 a.m., Dallas, Texas time, on December 1, 2009.
     “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests,
Pipeline Throughput Agreement (Roadrunner)

the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
     “Force Majeure Notice” has the meaning set forth in Section 4.
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “HEP Operating” has the meaning set forth in the preamble to this Agreement.
     “HEP Operating Payment Obligations” has the meaning set forth in Section 14(a).
     “Holly” means Holly Corporation, a Delaware corporation.
     “Minimum Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Minimum Pipeline Throughput” means 40,000 bpd of Crude Oil, in the aggregate, on average for each Contract Quarter.
     “Navajo Refining” has the meaning set forth in the preamble to this Agreement.
     “Navajo Refining Payment Obligations” has the meaning set forth in Section 13(a).
     “Omnibus Agreement” means the Third Amended and Restated Omnibus Agreement, dated as of December 1, 2009, by and among Holly, the Partnership and certain of their respective subsidiaries.
     “Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
     “Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Pipeline Base Tariff” means the amount set forth on Schedule I attached hereto.
     “Pipeline Incentive Tariff” means the amount set forth on Schedule I attached hereto.
Pipeline Throughput Agreement (Roadrunner)

     “PPI” has the meaning set forth in Section 2(a)(ii).
     “Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
     “Qualified Third-Party Throughput” has the meaning set forth in Section 2(a)(i).
     “Refund” has the meaning set forth in Section 9(c).
     “Respondent” has the meaning set forth in Section 12(e).
     “Roadrunner Agreement” has the meaning set forth in the recitals.
     “Roadrunner Pipeline” has the meaning set forth in the recitals.
     “Term” has the meaning set forth in Section 6.
     Section 2. Agreement to Use Services Relating to Roadrunner Pipeline.
     The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to HEP Operating to be paid by Navajo Refining and requires HEP Operating to provide certain Crude Oil transportation services to Navajo Refining. The principal objective of HEP Operating is for Navajo Refining to meet or exceed its obligations with respect to the Minimum Pipeline Revenue Commitment. The principal objective of Navajo Refining is for HEP Operating to provide services to Navajo Refining in a manner that enables Navajo Refining to transport Crude Oil on the Roadrunner Pipeline.
     (a) Minimum Pipeline Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, Navajo Refining agrees as follows:
     (i) Subject to Section 4, Navajo Refining shall pay HEP Operating throughput fees associated with the Roadrunner Pipeline that will satisfy the Minimum Pipeline Revenue Commitment in exchange for HEP Operating providing Navajo Refining a minimum of 40,000 barrels per day of aggregate capacity in the Roadrunner Pipeline. In the event that any third party transports Crude Oil on the Roadrunner Pipeline for ultimate delivery to Holly or any of its subsidiaries and such third party pays throughput fees equal to or greater than the Pipeline Base Tariff for each such barrel of Crude Oil transported on the Roadrunner Pipeline for ultimate delivery to Holly or any of its subsidiaries (“Qualified Third-Party Throughput”), then revenues paid to HEP Operating by such third party for such Qualified Third-Party Throughput shall be credited towards the Minimum Pipeline Revenue Commitment hereunder. The “Minimum Pipeline Revenue Commitment” shall be an amount of revenue to HEP Operating for each Contract Quarter determined by multiplying the Minimum Pipeline Throughput by the Pipeline Base Tariff, as such Pipeline Base Tariff may be revised pursuant to Section 2(a)(iii). Notwithstanding the foregoing, in the event that the Effective Time is any date
Pipeline Throughput Agreement (Roadrunner)

other than the first day of a Contract Quarter, then the Minimum Pipeline Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.
     (ii) If the average throughput for any Contract Quarter (including Qualified Third-Party Throughput) exceeds the Minimum Pipeline Throughput attributable to such Contract Quarter, then for each throughput barrel in excess of the Minimum Pipeline Throughput, Navajo Refining shall pay HEP Operating throughput fees in the amount of the Pipeline Incentive Tariff as such amount may be revised pursuant to Section 2(a)(iii).
     (iii) The Pipeline Base Tariff and Pipeline Incentive Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2011, by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics. The series ID is WPUSOP3000 as of September 7, 2009 – located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2009 change is: [PPI (2008) – PPI (2007)] / PPI (2007) or (177.1 – 166.6) / 166.6 or .063 or 6.3%. If the PPI index change is negative in a given year, then there will be no change in the Pipeline Base Tariff or Pipeline Incentive Tariff. Notwithstanding anything to the contrary herein, in the event that the PPI for any given calendar year increases by more than three percent (3%), then the Pipeline Base Tariff and Pipeline Incentive Tariff will be increased by a percentage equal to three percent (3%) plus one-half of the PPI increase in excess of three percent (3%) for such calendar year. If the above index is no longer published, then Navajo Refining and HEP Operating shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Pipeline Base Tariff and Pipeline Incentive Tariff. If Navajo Refining and HEP Operating are unable to agree, a new index will be determined by binding arbitration in accordance with Section 12(e), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Pipeline Base Tariff and Pipeline Incentive Tariff. To evidence the Parties’ agreement to each adjusted Pipeline Base Tariff and Pipeline Incentive Tariff, the Parties shall execute an amended, modified, revised or updated Schedule I and attach it to this Agreement. Such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety.
     (iv) If Navajo Refining is unable to transport on the Roadrunner Pipeline the volumes of Crude Oil required to meet the Minimum Pipeline Revenue Commitment as a result of HEP Operating’s operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Pipeline Throughput, then the Minimum Pipeline Revenue Commitment applicable to the Contract Quarter during which Navajo Refining is unable to transport such volumes of Crude Oil will be reduced by an amount equal to: (A) the volume of Crude Oil that Navajo Refining was unable to transport on the
Pipeline Throughput Agreement (Roadrunner)

Roadrunner Pipeline (but not to exceed the Minimum Pipeline Throughput), as a result of HEP Operating’s operational difficulties, prorationing or inability to provide sufficient capacity on the Roadrunner Pipeline to achieve the Minimum Pipeline Throughput, multiplied by (B) the Pipeline Base Tariff. This Section 2(a)(iv) shall not apply in the event HEP Operating gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Pipeline Revenue Commitment shall be suspended in accordance with and as provided in Section 4.
     (b) Volumetric Gains and Losses. Navajo Refining shall, during the Term, (i) absorb all volumetric gains in the Roadrunner Pipeline, and (ii) be responsible for all volumetric losses in the Roadrunner Pipeline up to a maximum of 0.5%. HEP Operating shall be responsible for all volumetric losses in excess of 0.5% in the Roadrunner Pipeline during the Term
     (c) Obligations of HEP Operating. During the Term and subject to the terms and conditions of this Agreement, including Section 12(b), HEP Operating agrees to: (i) own or lease, operate and maintain (directly or through a subsidiary) the Roadrunner Pipeline and all related assets necessary to handle the Crude Oil from Navajo Refining; (ii) provide the services required under this Agreement and perform all operations relating to the Roadrunner Pipeline including, but not limited to, interaction with third party pipelines; and (iii) maintain adequate property and liability insurance covering the Roadrunner Pipeline and any related assets owned by HEP Operating and necessary for the operation of the Roadrunner Pipeline. Notwithstanding the preceding sentence, subject to Section 12(b) of this Agreement and Article V of the Omnibus Agreement, HEP Operating is free to sell any of its assets, including assets that provide services under this Agreement, and Navajo Refining is free to merge with another entity and to sell all of its assets or equity to another entity at any time.
     (d) Drag Reducing Agents and Additives. If HEP Operating determines that adding drag reducing agents (“DRA”) to the Crude Oil is reasonably required to move Crude Oil in the quantities necessary to meet Navajo Refining’s schedule or as may be otherwise be required to safely move such quantities of Crude Oil, HEP Operating shall provide Navajo Refining with an analysis of the proposed cost and benefits thereof. In the event that Navajo Refining agrees to use such additives as proposed by HEP Operating, Navajo Refining shall reimburse HEP Operating for the costs of adding any DRA to the Crude Oil.
     (e) Change in Roadrunner Pipeline Direction; Product Service or Origination and Destination. Without Navajo Refining’s prior written consent, HEP Operating shall not (i) reverse the direction of the Roadrunner Pipeline; (ii) change, alter or modify the product service of the Roadrunner Pipeline; or (iii) change, alter or modify the origination or destination of the Roadrunner Pipeline; provided, however, that HEP Operating may take any necessary emergency action to prevent or remedy a release of Crude Oil from the Roadrunner Pipeline without obtaining the consent required by this Section 2(e). Navajo Refining shall have the right to reverse the direction of the Roadrunner Pipeline if Navajo Refining agrees to (i) reimburse HEP Operating for the additional costs and expenses incurred by HEP Operating as a result of such change in direction (both to reverse and re-reverse); (ii) reimburse the HEP Operating for all costs arising out of HEP Operating’s inability to perform under any transportation service contract due to the reversal of the direction of the Roadrunner Pipeline; and (iii) pay the Pipeline
Pipeline Throughput Agreement (Roadrunner)

Base Tariff and Pipeline Incentive Tariff set forth on Schedule I, as it may be amended from time-to-time in accordance with this Agreement, for any such flow reversal.
     (f) Notification of Utilization. Upon request by HEP Operating, Navajo Refining will provide to HEP Operating written notification of Navajo Refining’s reasonable good faith estimate of their anticipated future utilization of the Roadrunner Pipeline as soon as reasonably practicable after receiving such request.
     (g) Scheduling and Accepting Movement. HEP Operating will use its reasonable commercial efforts to schedule movement and accept movements of Crude Oil in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.
     (h) Taxes. Navajo Refining will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil handled by Navajo Refining for transportation by HEP Operating. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(h) the proper Party shall promptly reimburse the other Party therefor.
     (i) Timing of Payments. Navajo Refining will make payments to HEP Operating by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by HEP Operating under this Agreement in the prior month. Payments not received by HEP Operating on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
     (j) Increases in Tariff Rates. If new Applicable Laws are enacted that require HEP Operating to make capital expenditures with respect to the Roadrunner Pipeline, HEP Operating may amend the Pipeline Base Tariff in order to recover HEP Operating’s cost of complying with these Applicable Laws (as determined in good faith and including a reasonable return); provided, however, that HEP Operating may not amend the Pipeline Base Tariff pursuant to this Section 2(j) unless and until HEP Operating has made capital expenditures of $1,000,000.00 in the aggregate with respect to the Roadrunner Pipeline in order to comply with such new Applicable Laws. Navajo Refining and HEP Operating shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates. If Navajo Refining and HEP Operating are unable to agree on the amount of the new tariff rates that HEP Operating will charge, such tariff rates will be determined by binding arbitration in accordance with Section 12(e). Schedule I or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(j).
     Section 3. Agreement to Remain Shipper
     With respect to any Crude Oil that is transported in the Roadrunner Pipeline, Navajo Refining agrees that it will continue acting in the capacity of the shipper of any such Crude Oil
Pipeline Throughput Agreement (Roadrunner)

for its own account at all times that such Crude Oil is being transported in the Roadrunner Pipeline.
     Section 4. Force Majeure
     In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than thirty (30) consecutive days, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 4 shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. Navajo Refining will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents HEP Operating or Navajo Refining from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by HEP Operating or Navajo Refining by providing written notice thereof to the other Party.
     Section 5. Agreement Not to Challenge Tariffs
     Navajo Refining agrees to any tariff rate changes for the Roadrunner Pipeline in accordance with this Agreement. Navajo Refining agrees (a) not to challenge, nor to cause their Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, tariffs (including joint tariffs) of HEP Operating that HEP Operating has filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of the Crude Oil, and (b) not to protest or file a complaint, nor cause their Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the HEP Operating has made or may make at any time during the Term to change tariffs (including joint tariffs) for transportation of Crude Oil in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.
     Section 6. Effectiveness and Term
     This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on December 1, 2024, unless extended by written mutual agreement of the Parties or as set forth in Section 7 (the “Term). The Party(ies) desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from another Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.
Pipeline Throughput Agreement (Roadrunner)

     Section 7. Right to Enter into a New Agreement
     (a) In the event that Navajo Refining provides prior written notice to HEP Operating of the desire of Navajo Refining to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then HEP Operating shall have the right to negotiate to enter into one or more pipelines, tankage and loading agreements with one or more third parties to begin after the date of termination, provided that until the end of one year following termination without renewal of this Agreement, Navajo Refining will have the right to enter into a new pipelines throughput agreement with HEP Operating on commercial terms that substantially match the terms upon which HEP Operating propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Roadrunner Pipeline. In such circumstances, HEP Operating shall give Navajo Refining forty-five (45) days prior written notice of any proposed new pipelines throughput agreement with a third party, and such notice shall inform Navajo Refining of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Navajo Refining shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Navajo Refining shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.
     (b) In the event that Navajo Refining fails to provide prior written notice to HEP Operating of the desire of Navajo Refining to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, HEP Operating shall have the right, during the period from the date of Navajo Refining’s failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new pipelines throughput agreement with a third party; provided, however, that at any time during the twelve (12) months prior to the expiration of the Term, Navajo Refining will have the right to enter into a new pipelines throughput agreement with HEP Operating on commercial terms that substantially match the terms upon which HEP Operating propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Roadrunner Pipeline. In such circumstances, HEP Operating shall give Navajo Refining forty-five (45) days prior written notice of any proposed new pipelines throughput agreement with a third party, and such notice shall inform Navajo Refining of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Navajo Refining shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Navajo Refining shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.
     Section 8. Notices
     (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on
Pipeline Throughput Agreement (Roadrunner)

the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Notices to Navajo Refining:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: David L. Lamp
Email address: president@hollycorp.com
with a copy, which shall not constitute notice, but is required in order to giver proper notice, to:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollycorp.com
Notices to HEP Operating:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, TX 75201
Attn: David G. Blair
Email address: SVP-HEP@hollyenergy.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollycorp.com
     (b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.
     Section 9. Deficiency Payments
     (a) As soon as practicable following the end of each Contract Quarter under this Agreement, HEP Operating shall deliver to Navajo Refining a written notice (the “Deficiency Notice”) detailing any failure of Navajo Refining to meet its obligations under Section 2(a)(i); provided, however, that Navajo Refining’s obligations pursuant to the Minimum Pipeline Revenue Commitment (including Qualified Third-Party Throughput) shall be assessed on a
Pipeline Throughput Agreement (Roadrunner)

quarterly basis for the purposes of this Section 9. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that HEP Operating believes would have been paid by Navajo Refining to HEP Operating if Navajo Refining had complied with its obligations pursuant to Section 2(a)(i) (the “Deficiency Payment”). Navajo Refining shall pay the Deficiency Payment to HEP Operating upon the later of: (A) ten (10) days after their receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.
     (b) If Navajo Refining disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to HEP Operating, if any, Navajo Refining shall send written notice thereof regarding the disputed portion of the Deficiency Payment to HEP Operating and a senior officer of Holly (on behalf of Navajo Refining) and a senior officer of the Partnership (on behalf of HEP Operating) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, Navajo Refining shall have access to the working papers of HEP Operating relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following Navajo Refining’s receipt of the Deficiency Notice, Navajo Refining and HEP Operating shall, within forty-five (45) days following Navajo Refining’s receipt of the Deficiency Notice, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 12(e).
     (c) If it is finally determined pursuant to this Section 9 that Navajo Refining is required to pay any or all of the disputed portion of the Deficiency Payment, Navajo Refining shall promptly pay such amount to HEP Operating, together with interest thereon at the Prime Rate, in immediately available funds.
     (d) The fact that Navajo Refining has exceeded or fallen short of the Minimum Pipeline Revenue Commitment (after taking into account Qualified Third-Party Throughput) with respect to any Contract Quarter shall not be considered in determining whether Navajo Refining meets, exceeds or falls short of the Minimum Pipeline Revenue Commitment (after taking into account Qualified Third-Party Throughput) with respect to any other Contract Quarter, and the amount of any such excess or shortfall shall not be counted towards or against the Minimum Pipeline Revenue Commitment with respect to any other Contract Quarter.
     Section 10. Right of First Refusal. The Parties acknowledge the right of first refusal of Holly with respect to the Roadrunner Pipeline as provided in the Omnibus Agreement.
     Section 11. Limitation of Damages.
     (a) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A
Pipeline Throughput Agreement (Roadrunner)

RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.
     (b) Notwithstanding anything in this Agreement to the contrary and solely for the purpose of determining which Party shall be liable in a particular circumstance, no Party shall be liable to another Party for any loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by such Party (the “Damaged Party”) except to the extent that the Party causes such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party or owns or operates the Roadrunner Pipeline or other property in question responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party.
     Section 12. Miscellaneous
     (a) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
     (b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, Navajo Refining, HEP Operating and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Navajo Refining (in the case of any assignment by HEP Operating) or HEP Operating (in the case of any assignment by Navajo Refining), in each case,
Pipeline Throughput Agreement (Roadrunner)

such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Operating may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Operating without Navajo Refining’s consent, (ii) Navajo Refining may make such an assignment (including a pro rata partial assignment) to an Affiliate of Navajo Refining without HEP Operating’s consent, (iii) Navajo Refining may make a collateral assignment of their rights and obligations hereunder, and (iv) HEP Operating may make a collateral assignment of their rights hereunder and/or grant a security interest in its rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without Navajo Refining’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to Navajo Refining a non-disturbance agreement in such form as is reasonably satisfactory to Navajo Refining and such third party lender, debt holder or trustee. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.
     (c) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     (d) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     (e) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 12(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 12(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Navajo Refining, HEP Operating or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be
Pipeline Throughput Agreement (Roadrunner)

conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Navajo Refining, HEP Operating and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Navajo Refining, HEP Operating or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
     (f) Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     (g) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     (h) Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
     Section 13. Guarantee by Holly
     (a) Payment and Performance Guaranty. Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Operating the punctual and complete payment in full when due of all amounts due from Navajo Refining under the Agreement (collectively, the “Navajo Refining Payment Obligations”). Holly agrees that HEP Operating shall be entitled to enforce directly against Holly any of the Navajo Refining Payment Obligations.
     (b) Guaranty Absolute. Holly hereby guarantees that the Navajo Refining Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of HEP Operating;
     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
Pipeline Throughput Agreement (Roadrunner)

     (iii) any acceptance by HEP Operating of partial payment or performance from Navajo Refining;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Navajo Refining or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
     (v) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Navajo Refining Payment Obligations or otherwise.
     (c) Waiver. Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Navajo Refining Payment Obligations and any requirement for HEP Operating to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Navajo Refining, any other entity or any collateral.
     (d) Subrogation Waiver. Holly agrees that for so long as there is a current or ongoing default or breach of this Agreement by Navajo Refining, Holly shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Navajo Refining for any payments made by Holly under this Section 13, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Navajo Refining during any period of default or breach of this Agreement by Navajo Refining until such time as there is no current or ongoing default or breach of this Agreement by Navajo Refining.
     (e) Reinstatement. The obligations of Holly under this Section 13 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Navajo Refining Payment Obligations is rescinded or must otherwise be returned to Navajo Refining or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Navajo Refining or such other entity, or for any other reason, all as though such payment had not been made.
     (f) Continuing Guaranty. This Section 13 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Navajo Refining Payment Obligations, (ii) be binding upon Holly, its successors and assigns
Pipeline Throughput Agreement (Roadrunner)

and (iii) inure to the benefit of and be enforceable by HEP Operating and its respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for HEP Operating (and Holly hereby waives any rights which Holly may have to require HEP Operating), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against Navajo Refining or others liable on the Navajo Refining Payment Obligations or any other person, (ii) enforce HEP Operating’s rights against any other guarantors of the Navajo Refining Payment Obligations, (iii) join Navajo Refining or any others liable on the Navajo Refining Payment Obligations in any action seeking to enforce this Section 13, (iv) exhaust any remedies available to HEP Operating against any security which shall ever have been given to secure the Navajo Refining Payment Obligations, or (v) resort to any other means of obtaining payment of the Navajo Refining Payment Obligations.
     Section 14. Guarantee by the Partnership.
     (a) Payment and Performance Guaranty. The Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Navajo Refining the punctual and complete payment in full when due of all amounts due from HEP Operating under the Agreement (collectively, the “HEP Operating Payment Obligations”). The Partnership agrees that Navajo Refining shall be entitled to enforce directly against the Partnership any of the HEP Operating Payment Obligations.
     (b) Guaranty Absolute. The Partnership hereby guarantees that the HEP Operating Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of the Partnership under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of the Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of Navajo Refining;
     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
     (iii) any acceptance by Navajo Refining of partial payment or performance from HEP Operating;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Operating or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
     (v) any absence of any notice to, or knowledge of, the Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
Pipeline Throughput Agreement (Roadrunner)

     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of the Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Operating Payment Obligations or otherwise.
     (c) Waiver. The Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Operating Payment Obligations and any requirement for Navajo Refining to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Operating, any other entity or any collateral.
     (d) Subrogation Waiver. The Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Operating, the Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Operating for any payments made by the Partnership under this Section 14, and each of the Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Operating during any period of default or breach of this Agreement by HEP Operating until such time as there is no current or ongoing default or breach of this Agreement by HEP Operating.
     (e) Reinstatement. The obligations of the Partnership under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Operating Payment Obligations is rescinded or must otherwise be returned to HEP Operating or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Operating or such other entity, or for any other reason, all as though such payment had not been made.
     (f) Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HEP Operating Payment Obligations, (ii) be binding upon the Partnership and each of its respective successors and assigns and (iii) inure to the benefit of and be enforceable by Navajo Refining and their respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for Navajo Refining (and the Partnership hereby waives any rights which the Partnership may have to require Navajo Refining), in order to enforce such payment by the Partnership, first to (i) institute suit or exhaust its remedies against HEP Operating or others liable on the HEP Operating Payment Obligations or any other person, (ii) enforce Navajo Refining’ rights against any other guarantors of the HEP Operating Payment Obligations, (iii) join HEP Operating or any others liable on the HEP Operating Payment Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to Navajo Refining against any security which shall ever have been given to
Pipeline Throughput Agreement (Roadrunner)

secure the HEP Operating Payment Obligations, or (v) resort to any other means of obtaining payment of the HEP Operating Payment Obligations.
[Remainder of page intentionally left blank. Signature pages follow.]
Pipeline Throughput Agreement (Roadrunner)

     IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

HEP OPERATING: Holly Energy Partners-Operating, L.P.
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

NAVAJO REFINING: Navajo Refining Company, L.L.C.
By:	/s/ David L. Lamp
David L. Lamp
Vice President

[Signature Page 1 of 2 to the Pipeline Throughput Agreement (Roadrunner)]

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 9(b)
AND Section 13:

HOLLY CORPORATION

By:	/s/ David L. Lamp David L. Lamp President
ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 9(b)
AND Section 14:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P., its General Partner

By:	Holly Logistic Services, L.L.C., its General Partner

By:	/s/ David G. Blair David G. Blair Senior Vice President
[Signature Page 2 of 2 to the Pipeline Throughput Agreement (Roadrunner)]

SCHEDULE I

PIPELINE TARIFF
Pipeline Base Tariff
$0.63 per barrel
Pipeline Incentive Tariff
$0.33 per barrel
Schedule I